            OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED








OMLX, THE LONDON SECURITIES AND
DERIVATIVES EXCHANGE LIMITED
FINANCIAL STATEMENTS
DECEMBER 31, 1996

     OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED

REPORT OF INDEPENDENT AUDITORS
to the Board of Directors of OMLX, The London Securities and Derivatives Exchange Limited

We have audited the accompanying balance sheets of OMLX, The London
Securities and Derivatives Exchange Limited as of December 31, 1996, 1995 and 1994, and the related profit and loss accounts and statements of cash flows and movements in shareholders' equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OMLX, The London Securities and Derivatives Exchange Limited at December 31, 1996, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United Kingdom which differ from these followed in the United States (see Note 18 of Notes to the Financial Statements).

Ernst & Young
Chartered Accountants
London, England

May 6, 1997

         OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED



PROFIT AND LOSS ACCOUNTS


Year ended December 31,                    1996          1995          1994
                               Notes        SEK           SEK           SEK
                               -----   -----------   ------------   -----------

Revenues                         2      58,334,640     59,040,620    60,121,846
Administrative expenses                -53,548,867    -44,832,195   -48,323,111
                                       -----------   ------------   -----------
Operating profit                         4,786,773     14,208,425    11,798,735
Interest receivable from
  fellow subsidiaries                   13,923,353      3,872,787       552,063
Other interest receivable                  585,259      3,689,429     3,457,785
Interest payable to parent
  company                              -13,713,722     -3,808,922   -16,555,400
Interest payable other                    -197,959       -146,240        47,232
                                       -----------   ------------   -----------

PROFIT/(LOSS) BEFORE TAXATION            5,382,704     17,815,459      -699,585

Taxation                          6     -2,803,000     -4,381,353           --
                                       -----------   ------------   -----------
PROFIT/(LOSS) FOR THE
  FINANCIAL YEAR*                        2,579,704     13,454,106      -699,585
                                       -----------   ------------   -----------


*A summary of the significant adjustments to profit for the year that would be required had United States generally accepted accounting principles been applied instead of those generally accepted in the United Kingdom is set forth in Note 18 of Notes to the Financial Statements.

There are no recognised gains or losses other than the profit for the financial year of SEK 2,579,704 in the year ended December 31, 1996 (1996 SEK 13,464,106, SEK 699,585 loss).












 The notes to the financial statements form part of these financial statements.

          OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED

BALANCE SHEETS

December 31                                             1996           1995         1994
                                      Notes              SEK            SEK          SEK
FIXED ASSETS
Tangible assets                           8        4,783,914     7,229,389    10,089,712
                                               -------------   -----------   -----------
CURRENT ASSETS
Accounts receivable                       9      135,285,213    13,247,959    32,404,553
Cash at bank and in hand                 12    1,056,177,251   888,680,223   699,202,350
                                               -------------   -----------   -----------
                                               1,191,462,464   901,928,182   731,606,903
ACCOUNTS PAYABLE
Amounts falling due within one year      10      962,205,827   677,696,725   688,250,011
                                               -------------   -----------   -----------
                                                 229,256,637   224,231,457    43,356,892
                                               -------------   -----------   -----------
TOTAL ASSETS LESS CURRENT LIABILITIES            234,040,551   231,460,846    53,446,604

ACCOUNTS PAYABLE
Amounts falling due after
 more than one year                      13      125,000,000   125,000,000            --
                                               -------------   -----------   -----------
NET ASSETS                                       109,040,551   106,460,846    53,446,604
                                               -------------   -----------   -----------
CAPITAL AND RESERVES
Called-up share capital                          100,000,000   100,000,000    58,088,162
Profit and loss account                            9,040,551     6,460,847    -4,641,558
                                               -------------   -----------   -----------
TOTAL SHAREHOLDERS' EQUITY*                      109,040,551   106,460,847    53,446,604
                                               -------------   -----------   -----------

*A summary of the significant adjustments to profit/(loss) for the year that would be required had United States generally accepted accounting principles been applied instead of those generally accepted in the United Kingdom is set forth in Note 18 of Notes to the Financial Statements.






The notes to the financial statements form part of these financial statements.

          OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED


STATEMENTS OF MOVEMENTS IN SHAREHOLDERS' EQUITY

                                                   Ordinary share capital                                Profit and
                                         Authorized            Authorized              Issued          loss account
                                                  L                   SEK                 SEK                   SEK
At January 1, 1994
10,000,000 shares of L1 each             10,000,000                    --                  --            -3,458,700
 5,000,100 shares of L1 each                                                       61,651,253
Loss for the year                                --                    --                  --              -699,585
Exchange adjustment                                                                -3,563,071              -483,273
                                         ----------           -----------          ----------            ----------
At December 31, 1994                     10,000,000                    --          58,088,162            -4,641,558

10,000,000 shares of SEK 10 each                 --           100,000,000                  --                    --
 4,880,000 shares of SEK 10 each                 --                    --          48,800,000                    --
Profit for the year                              --                    --                  --            13,454,106
Exchange adjustment                              --                    --          -6,888,162            -2,351,701
                                         ----------           -----------          ----------            ----------
At December 31, 1995                     10,000,000           100,000,000         100,000,000             6,460,847
                                         ----------           -----------          ----------            ----------

Profit for the year                              --                    --                  --             2,579,704
                                         ----------           -----------          ----------            ----------
At December 31, 1996                     10,000,000           100,000,000         100,000,000             9,040,551


As at December 31, 1996 the cumulative foreign exchange translation adjustment was SEK(5,105,784) (1995 -- SEK(5,105,784), 1994 -- SEK (4,134,079)).




The notes to the financial statements form part of these financial statements.

          OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED

CASH FLOW STATEMENT

Year ended December 31,                              1996         1995         1994
                                    Notes             SEK          SEK          SEK
Net cash inflow from ordinary
 operating activities                 5b      149,896,233  175,207,879  288,268,855
                                              -----------  -----------  -----------
RETURNS ON INVESTMENTS AND
 SERVICING OF FINANCE
Interest paid                                 -13,911,681  -13,575,744   -1,709,336
Interest received                              14,508,612    5,669,224    2,490,031
                                              -----------  -----------   ----------
                                                  596,931   -7,906,520      780,695
                                              -----------  -----------   ----------
TAXATION
Corporation tax paid                           -5,607,303      -37,047   -1,328,892

INVESTING ACTIVITIES
Purchase of fixed assets                       -1,091,595     -875,404   -6,091,915
Receipts from disposal of fixed assets            264,663           --      177,000
                                              -----------  -----------  -----------
NET CASH OUTFLOW FROM INVESTING
ACTIVITIES                                       -826,932     -875,404   -5,914,915
                                              -----------  -----------  -----------
NET CASH INFLOW BEFORE FINANCING              144,058,929  166,388,908  289,805,743

FINANCING
Repayment of convertible unsecured loan                --  -51,200,000           --
Proceeds from subordinated debt issue                  --  125,000,000           --
Proceeds from issue of shares                          --   48,800,000           --
                                              -----------  -----------  -----------
                                                       --  122,600,000           --
                                              -----------  -----------  -----------
INCREASE IN CASH AND CASH EQUIVALENTS  12     144,058,929  288,988,908  289,805,743
                                              -----------  -----------  -----------

The significant differences between the cash flow statement presented above and that required under United States generally accepted accounting principles are described in Note 18 to the Financial Statements.





 The notes to the financial statements form part of these financial statements.

     OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED

1 ACCOUNTING POLICIES
  Organisation

  The Company is a Recognised Investment Exchange in the United Kingdom and is regulated by the Securities and Investments Board. It has held this status since its inauguration as OM London in December 1989.

  The Company is unique within the London market, both as a fully computerised derivatives exchange and as an integrated exchange and clearing house. OM's marketplace was also the first example of an electronic linkage. The exchanges and clearing houses of two legal entities, the Company and its sister Company, OM Stockholm AB, are linked to give members of both exchanges access to a single marketplace.

  A range of futures and options are traded on both Swedish stocks and on the OMX Index. A significant reduction in trading volumes on the exchanges would have an adverse effect on the results on the Company.

  UK statutory accounts are prepared and presented in Swedish Krona. Accordingly, these financial statements are also presented in Swedish Krona.

  When OMLX was originally incorporated in 1989 and for the years up to 1995, the Company's strategy aimed at becoming the UK international arm of the OM Group. A range of UK based products, denominated and traded in pounds sterling were planned and launched. It was therefore anticipated that the Company's turnover would consist of a mixture of Sterling and Swedish Krona denominated products.

  None of the individual sterling denominated products had been successful and the final one was delisted at the end of 1995. The Company's strategy is now to concentrate on the Nordic region.

  All clearing turnover is now Swedish Krona denominated with expenses incurred in both currencies, principally sterling.

  To reflect both the change in strategy and the turnover/expenses split, a decision was made to change the Company's functional currency from January 1, 1996 to Swedish Krona.

  The existing share capital will continue to be denominated in both currencies. In anticipation of this change, the Company's authorised share capital was increased at the end of 1995 by the creation of 10 million shares of SEK10 each and 4,880,000 of such shares were issued. At the same time the sterling denominated shares were recorded at the exchange rate ruling at that date so that the Company's issued capital was the equivalent of SEK 100 million at that date.

  The Company uses the trade date basis of accounting for recording principal transactions.

  Accounting convention

  The financial statements are prepared under the historical cost convention and in accordance with applicable United Kingdom accounting standards.

  Revenues

  Revenues represent fees received for operating the marketplace and clearing house for financial derivatives together with other fees. All fees were derived in the United Kingdom.

        OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED

  Tangible fixed assets

  Tangible fixed assets are stated at cost less amounts written off and are depreciated over their useful lives on a straight line basis. The basis was changed, with effect from January 1, 1995, from a 30% reducing balance to:

  Machinery and equipment                             5 years
  Furniture and fittings                              5 years

  Foreign currency

  The Company's functional currency up to 31 December 1995 was sterling. For the preparation of these financial statements the assets and liabilities have been translated at the rates ruling at each balance sheet date. Exchange differences resulting from the retranslation of the net assets at closing rate, together with the differences between income statements translated at average rates and closing rates, are dealt with in reserves.

  Any gain or loss arising from a change in exchange rates, subsequent to the date of the transaction, is included as an exchange gain or loss in the profit and loss account. The exchange rates used in the translation of these financial statements are as follows:-


  SEK = pound sterling                   Closing rate          Average rate
  Year ended December 31, 1994                11.6174               11.8000
  Year ended December 31, 1995                10.2400               11.2640
  Year ended December 31, 1996                11.6100               10.4600

  Operating leases

  Rentals payable under operating leases are charged to the profit and loss account as incurred.

  Deferred taxation

  Deferred taxation is calculated on the liability method. Deferred tax is provided on timing differences which will probably reverse at the rates of tax likely to be in force at the time of reversal. Deferred tax is not provided on timing differences which, in the opinion of the directors, will not reverse.

  Pension costs

  The Company contributes to a defined contribution scheme for the benefit of each eligible employee. The contributions payable are charged to the profit and loss account as they fall due.

  Use of estimates

  The preparation of financial statements requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

          OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED





2 REVENUES

  Revenues comprise the following:


  Year ended December 31,            1996            1995            1994
                                      SEK             SEK             SEK
                                  -----------     -----------     -----------
  Contract fees                    50,932,747      50,248,028      55,061,302
  Other income                      2,293,811       3,194,865       2,662,115
  Collateral income                40,356,629      39,043,855      43,067,574
  Collateral expense              -35,248,547     -33,446,128     -40,669,145
                                  -----------     -----------     -----------
                                   58,334,640      59,040,620      60,121,846
                                  -----------     -----------     -----------


  Other income represents fees for trading terminals rented to OMLX members.

  The presentation of collateral income and expense has been changed in 1996. To follow industry standard practice, collateral income and expense are included within revenues. These figures were previously included within interest income and interest expense. Comparative figures have been represented to conform with the current year presentation.

          OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED


3   DIRECTORS' EMOLUMENTS



                                                                           1996            1995           1994
    YEAR ENDED DECEMBER 31,                                                 SEK             SEK            SEK

    Directors' emoluments in respect of services as directors
    of the Company (including pension contributions) ...............  3,122,530       4,688,482      6,371,799
    Directors' emoluments in respect of loss of office .............    627,600               -        885,000
                                                                      ---------       ---------      ---------
                                                                      3,750,130       4,688,482      7,256,799
                                                                      ---------       ---------      ---------


    The directors' remuneration shown above (excluding pension contributions) included:


                                                                           1996            1995           1994
    YEAR ENDED DECEMBER 31,                                                 SEK             SEK            SEK


    Chairman ........................................................          -               -              -
    Highest paid director ...........................................  1,269,802       1,920,433      2,260,030
                                                                      ----------      ----------     ----------

    The directors received emoluments (excluding pension contributions) in the following ranges:




    YEAR ENDED DECEMBER 31,                                                1996            1995           1994

    pound sterling Nil-pound sterling 5,000 .........................         4               4              4
    pound sterling 40,001-pound sterling 45,001 .....................         1               -              -
    pound sterling 65,001-pound sterling 70,000 .....................         1               -              -
    pound sterling 85,001-pound sterling 90,000 .....................         -               1              -
    pound sterling 90,001-pound sterling 95,000 .....................         1               -              -
    pound sterling 95,001-pound sterling 100,000 ....................         -               -              1
    pound sterling 105,001-pound sterling 110,000 ...................         -               1              -
    pound sterling 120,001-pound sterling 125,000 ...................         1               -              -
    pound sterling 125,001-pound sterling 130,000 ...................         -               -              1
    pound sterling 130,001-pound sterling 135,000 ...................         -               -              -
    pound sterling 140,001-pound sterling 145,000 ...................         -               -              1

    pound sterling 170,001-pound sterling 175,000 ...................         -               1              -
    pound sterling 190,001-pound sterling 195,000 ...................         -               -              1

          OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED


4   STAFF COSTS



                                                                           1996            1995           1994
    YEAR ENDED DECEMBER 31,                                                 SEK             SEK            SEK

    Employee costs during the year amount to:
    Salaries ....................................................... 11,573,299      10,643,309     14,822,239
    Social Security costs ..........................................  1,102,972       1,067,444      1,072,821
    Other pension costs ............................................  1,197,904       1,266,490      1,182,596
                                                                     ----------      ----------     ----------
                                                                     13,874,175      12,977,243     17,077,656
                                                                     ----------      ----------     ----------

    The average number of persons employed by the company during the year was as follows:


    YEAR ENDED DECEMBER 31,                                                1996            1995           1994
    Management .....................................................          4               5              5
    Trading ........................................................         10              10              9
    Clearing & Finance .............................................          7               5              5
    Marketing ......................................................          4               3              3
    Legal ..........................................................          2               2              1
    Administration .................................................          2               3              3
                                                                     ----------      ----------     ----------
                                                                             29              28             26
                                                                     ----------      ----------     ----------

          OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED


5a. OPERATING PROFIT


                                                                           1996            1995           1994
    YEAR ENDED DECEMBER 31,                                                 SEK             SEK            SEK

    The operating profit for the year is after charging:
    Auditors' remuneration

    - audit..........................................................   198,740         214,016         224,200
    - non audit .....................................................   127,996          11,264          23,600
    Depreciation .................................................... 3,268,455       2,273,255       3,301,321
    Operating lease rentals ......................................... 2,940,306       3,241,475       3,398,247
    Foreign exchange gains ..........................................   120,867       5,270,842       2,564,836


5b. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING
    ACTIVITIES

                                                                           1996            1995           1994
    YEAR ENDED DECEMBER 31,                                                 SEK             SEK            SEK
    Operating profit .............................................    4,785,773      14,208,425      11,798,735
    Depreciation .................................................    3,268,455       2,273,255       3,301,321
    Loss on disposal of fixed assets                                      3,952         432,605          27,352
    Increase/(decrease) in accounts receivable ................... -122,037,254      21,049,566      -6,352,191
    Increase in accounts payable .................................  263,875,307     137,244,028     287,493,638

                                                                    -----------     -----------     -----------
                                                                    149,896,233     175,207,879     296,268,855
                                                                    -----------     -----------     -----------

          OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED



6    TAXATION



     YEAR ENDED DECEMBER 31,                       1996        1995         1994
                                                    SEK         SEK          SEK


     Current year corporation tax..........   2,876,500   4,519,360        -
     Prior year over provision.............     -73,500    -158,007        -
                                              ---------   ---------    ---------
                                              2,803,000   4,361,353        -
                                              ---------   ---------    ---------

     % of profit/(loss) before tax:




     YEAR ENDED DECEMBER 31,                       1996        1995         1994
                                                    SEK         SEK          SEK



     United Kingdom statutory tax rate.....          33          33           33
     Disallowable expenses.................           9           -            -
     Use of losses brought forward.........           -          -7            -
     Current year losses...................           -           -          -33
     Other differences.....................           6           2            -

                                              ---------   ---------    ---------
                                                     48          28            -
                                              ---------   ---------    ---------



7    UNPROVIDED DEFERRED TAX

     The unprovided amount of deferred tax on all timing differences is as follows:


     DECEMBER 31,                                  1996        1995         1994
                                                    SEK         SEK          SEK


     Accelerated capital allowances........     242,521     -48,323      251,145
     Other timing differences..............       5,225      41,021       55,798
                                              ---------   ---------    ---------
     Total deferred tax asset/(liability)..     247,746      -7,302      306,943
                                              ---------   ---------    ---------

          OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED


8   TANGIBLE FIXED ASSETS

                                                                      FURNITURE           MACHINERY &
                                                                     & FITTINGS             EQUIPMENT               TOTAL
                                                                            SEK                   SEK                 SEK

    COST:
    At January 1, 1994............................................... 6,700,714            12,642,208          19,342,922
    Additions........................................................ 2,776,280             3,315,635           6,091,915
    Disposals........................................................         -              -294,469            -294,469
    Exchange adjustment..............................................  -430,223              -777,395          -1,207,618
                                                                      ---------            ----------          ----------
    At December 31, 1994............................................. 9,046,771            14,885,979          23,932,750
    Additions........................................................    96,285               779,119             875,404
    Disposal.........................................................         -              -432,605            -432,605
    Exchange adjustment..............................................-1,081,370            -1,796,436          -2,877,806
                                                                      ---------            ----------          ----------
    At December 31, 1995............................................. 8,061,686            13,436,057          21,497,743
    Additions........................................................         -             1,091,595           1,091,595
    Disposal.........................................................         -              -769,208            -769,208
                                                                      ---------            ----------          ----------
    At December 31, 1996............................................. 8,061,686            13,758,444          21,820,130
                                                                      ---------            ----------          ----------

    DEPRECIATION:
    Exchange adjustment..............................................  -250,068              -454,818            -704,886
                                                                      ---------            ----------          ----------
    At December 31, 1994............................................. 6,033,985             7,809,053          13,843,038
                                                                      ---------            ----------          ----------
    Charges..........................................................   990,646             1,282,609           2,273,255
    Disposals........................................................         -                     -                   -
    Exchange adjustment..............................................  -805,469            -1,042,470          -1,847,939
                                                                      ---------            ----------          ----------
    At December 31, 1995............................................. 6,219,162             8,049,192          14,266,354
    Charges.......................................................... 1,401,313             1,867,142           3,268,455
    Disposals........................................................                        -500,593            -500,593
                                                                      ---------            ----------          ----------
    At December 31, 1996............................................. 7,620,475             9,415,741          17,036,216
                                                                      ---------            ----------          ----------
    NET BOOK VALUE:
    At December 31, 1994............................................. 3,012,788             7,076,926          10,089,712
                                                                      ---------            ----------          ----------
    At December 31, 1995............................................. 1,842,524             5,386,865           7,229,389
                                                                      ---------            ----------          ----------
    At December 31, 1996.............................................   441,211             4,342,703           4,783,914
                                                                      ---------            ----------          ----------

          OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED

9   ACCOUNTS RECEIVABLE

    December 31,                                                 1996            1995            1994
                                                                  SEK             SEK             SEK
    Trade receivables                                      16,966,797       4,740,351      17,319,196
    Amounts owed by group undertakings                    110,104,552       1,294,367       5,947,389

    Other debtors                                           6,391,103       5,517,630       5,921,456
    Provision for doubtful debts                           -1,000,109        -409,600               -
                                                          -----------      ----------      ----------
                                                            5,390,994       5,108,030       5,921,458

    Prepayments and accrued income                          2,822,870       2,105,211       3,216,510
                                                          -----------      ----------      ----------
                                                          135,285,213      13,247,959      32,404,553
                                                          -----------      ----------      ----------

    Other debtors includes an amount of SEK 4,146,914 falling due after more than one year (1995 - SEK 3,397,919, 1994 - SEK 3,626,836).

10  ACCOUNTS PAYABLE
    Amounts falling due within one year:

    December 31,                                                  1996           1995            1994
                                                                   SEK            SEK             SEK
    Trade payables                                             656,993      1,126,687         804,319
    Amounts owed to group undertakings                       9,125,205     10,371,293       9,164,235
    Other creditors                                        912,559,246    646,062,049     575,042,223
    Taxation and social security                             3,547,891      5,030,135       1,246,768
    Accruals and deferred income                            12,878,393     15,106,560      25,059,940
    Bank overdraft (interest rate 1996 5.875%, 1994 7.5%)   23,438,099              -      18,845,526
    Convertible unsecured loan stock                                 -              -      58,087,000
                                                           -----------    -----------     -----------
                                                           962,205,827    677,696,724     688,250,011
                                                           -----------    -----------     -----------

          OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED

11  MARGIN AND CLEARING FUND DEPOSITS

    The OMLX exchange operates a risk based portfolio margining system, OMS II. Cash and non cash collateral is held to cover daily margin calls. The cash deposits of clearing members are invested by the Company and are disclosed in the balance sheet under cash and bank deposits. Cash collateral is only available to the Company in the event of a member defaulting on its contractual duties with the Company.




                                                1996            1995            1994
    DECEMBER 31,                                 SEK             SEK             SEK

    Cash collateral..................... 911,541,982     646,062,049     591,949,038
    Non cash collateral:
    Securities held..................... 976,410,323     216,476,621      96,772,303
    Pledged collateral..................           -      20,271,258       8,858,024
    Bank guarantees..................... 138,515,100     162,812,979   1,101,644,607
                                         -----------     -----------   -------------


    The OMLX exchange is authorised by the Securities and Investments Board to operate as a Recognised Investment Exchange and is also permitted to offer integrated clearing services.

    One of the principal functions of a clearing house is to guarantee that all contracts traded will be honoured. This means that the clearing house becomes the counterparty in all transactions.

    The Company employs various techniques to minimise its exposure to loss in the event of a default by a clearing member. A principal technique is the collection of margin deposits as detailed above. Should a member fail to meet its obligations the collateral previously called from that member would be available to apply against losses incurred in liquidating the positions. OMS II, the risk based, portfolio margining system employed by the OM Group, anticipates the size of margins required to cover such losses.

    Concentrations of credit risk

    Collateral is held in a variety of banks and custodians which are constantly reviewed to monitor credit and concentration risk.

          OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED



12 ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS AS SHOWN IN THE BALANCE
   SHEET

                                              Change                       Change                         Change
                                 1996        in year           1995       in year           1994         in year        1993
                                  SEK            SEK            SEK           SEK            SEK             SEK         SEK
    Cash:
    Collateral.........     946,680,547    300,618,498   646,062,049     54,113,011    591,949,038    177,441,934   414,507,104
    Cash at  bank and
    in hand............     109,496,704   -133,121,470   242,618,174    135,364,862    107,253,312    107,253,312             _
    Bank  overdraft....     -23,438,099    -23,438,099             _     18,945,526    -18,845,526    -18,845,526             _
                          -------------    -----------   -----------    -----------    -----------    -----------   -----------
                          1,032,739,152    144,058,929   888,680,223    208,323,399    680,356,824    265,849,720   414,507,104
                          -------------    -----------   -----------    -----------    -----------    -----------   -----------


                                                                                                                          SEK

    BALANCE AT DECEMBER 31, 1993..................................................................................    414,507,104

    Net cash inflow before adjustments for the effect
    of foreign exchange rate movements............................................................................    289,805,743
    Effect of foreign exchange rate movements.....................................................................    -23,956,023
                                                                                                                    -------------
    BALANCE AT DECEMBER 31, 1994..................................................................................    680,356,824

    Net cash inflow before adjustments for the effect
    of foreign exchange rate movements............................................................................    288,988,908
    Effect of foreign exchange rate movements.....................................................................    -80,665,509
                                                                                                                    -------------
    BALANCE AT DECEMBER 31, 1995..................................................................................    888,680,223

    Net cash inflow...............................................................................................    144,058,929
                                                                                                                    -------------
    BALANCE AT DECEMBER 31, 1996..................................................................................  1,032,739,152
                                                                                                                    -------------


          OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED

13  ACCOUNTS PAYABLE

    Amounts falling due after more than one year:

                                                                 1996           1995           1994
    YEAR ENDED DECEMBER 31,                                       SEK            SEK            SEK

    Subordinated debt issued to OM Gruppen AB ........... 125,000,000    125,000,000              -
                                                          -----------    -----------    -----------

    As part of the reserve restructuring in December 1995, subordinated debt of SEK125,000,000 was issued to OM Gruppen AB.


    Interest is payable half yearly based upon the equivalent rate for six month Swedish Treasury bills.

    The debt is subordinate to the rights of unsubordinated creditors and, in the event of liquidation will be repaid only out of assets remaining after payment of sums in respect of such prior obligations.


14  FINANCIAL COMMITMENTS
    Operating Leases

    The Company leases the premises from which it operates on long-term leases. The minimum annual rentals under these leases and other operating leases are as follows:



                                                                 1996           1995           1994
                                                             PROPERTY       PROPERTY       PROPERTY
    DECEMBER 31,                                                  SEK            SEK            SEK

    Payments due within one year; leases which expire:
    - within 2 to 5 years ...............................     638,550        563,200              -
    - after 5 years .....................................   2,625,021      2,315,264      3,265,651
                                                           ----------     ----------     ----------
    Total ...............................................   3,263,571      2,878,464      3,265,651
                                                           ----------     ----------     ----------

    Payments due:
    - within two years ..................................   2,625,021
    - within three years ................................   2,625,021
    - within four years .................................   2,625,021
    - within five years .................................   2,625,021
    - thereafter ........................................  31,500,252
                                                           ----------
                                                           45,263,907
                                                           ----------

          OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED


15  PARENT UNDERTAKING

    OM Gruppen AB, a company incorporated in Sweden, is the ultimate parent undertaking. Copies of the financial statements of OM Gruppen AB may be obtained from OM Gruppen AB, Brunkebergstorg 2, PO Box 16305, S-10326 Stockholm, Sweden.


16  PARENT COMPANY GUARANTEE

    OM Gruppen AB has issued an umbrella guarantee in favour of both OMLX and its sister company OM Stockholm AB. This gives both companies and their respective exchange members the right to call on any or all of the group capital reserves to fulfil obligations arising from their Rules, Regulations or Clearing Agreements.

    The guarantee was issued in February 1994 and can only be terminated by OM Gruppen AB giving 30 days advance notice to the Members of OM Stockholm and OMLX.

17  COMPANIES ACT 1985

    These financial statements do not comprise the Company's "statutory accounts" within the meaning of section 240 of the Companies Act 1985 of Great Britain. Statutory accounts for the years ended December 31, 1995 and 1994 have been and for the year ended December 31, 1996 will be, delivered to the Registrar of Companies for England and Wales. The auditors' report on such accounts was unqualified.

    OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED

18 DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP") which differ from United States generally accepted accounting principles ("US GAAP"). The significant differences as they apply to the Company are summarised below.

    Deferred taxation

    The Company provides for deferred taxation, using the liability method, on timing differences which will probably reverse. Deferred tax is not provided on timing differences which, in the opinion of the directors, will not reverse. Under US GAAP deferred taxation is provided using the liability method on all temporary differences and deferred tax assets are recognised to the extent that their realisation is more likely than not.

    Reconciliations of profit/(loss) for the year and shareholders' equity assuming US GAAP had been applied are as follows:

    Year ended December 31,            1996             1995            1994
                                        SEK              SEK             SEK

    Profit/(loss) for the year
    as reported                   2,579,704       13,454,106         -699,585
    Adjustment relating
    to deferred taxation            256,199         -277,852         -148,993
                                -----------      -----------       ----------
    Profit/(loss) as adjusted
    to accord with US GAAP        2,835,903       13,176,254         -848,576
                                -----------      -----------       ----------


    December 31,                       1996             1995             1994
                                        SEK              SEK              SEK
    Shareholders' equity
    as reported                 109,040,551      106,460,847       53,446,604
    Adjustment relating
    to deferred taxation     7      247,746           -7,302          306,943
                                -----------      -----------       ----------
    Shareholders' equity as
    adjusted to accord
    with US GAAP                109,288,297      106,453,545       53,753,547
                                -----------      -----------       ----------


    Cash Flow Statement

    The cash flow statement prepared under UK GAAP presents substantially the same information as that required under US GAAP. UK GAAP and US GAAP differ, however, with regard to classification of items within the statements and as regards the definition of cash and cash equivalents.

    Under US GAAP, cash and cash equivalents to not include bank overdrafts whereas they are included under UK GAAP. US GAPP requires only three categories of cash flow activity to be reported: operating, investing and financing. Cash flows from taxation and returns on investments and servicing of finance, shown separately under UK GAAP, would be included as operating activities under US GAAP.

         OMLX, THE LONDON SECURITIES AND DERIVATIVES EXCHANGE LIMITED

18 DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

    The categories of cash flow under US GAAP can be summarised as follows:

    Year ended December 31,                       1996           1995           1994
                                                   SEK            SEK            SEK
                                           -------------   -----------    -----------
    Cash inflow from operating activities    144,885,861    86,598,803    271,764,635
    Cash outflow on investing activities        -826,932      -875,404     -5,914,915
    Cash inflow from financing activities     23,438,099   103,754,474     18,845,526
                                           -------------   -----------    -----------

    Increase in cash and cash equivalents    167,497,028   189,477,873    284,685,246

    Cash and cash equivalents at January 1   888,680,223   699,202,350    414,507,104
                                           -------------   -----------    -----------

    Cash and cash equivalents at
    December 31                            1,056,177,251   888,680,223    699,202,350
                                           -------------   -----------    -----------
